  Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2018 FOURTH QUARTER AND YEAR-END RESULTS

Company to host conference call on August 16, 2018, at 11:00 a.m. ET

Financial and Operational Highlights

*
Credit hour enrollment in NAU’s online operation increased 48% during the FY 2018 fourth quarter (spring 2018 term) from the prior-year fourth quarter as the online division continues to be a major focus. Likewise, credit hour enrollments for its military and Canada divisions increased 188% and 121%, respectively, year over year.

*
Combined enrollment in graduate and doctoral programs increased 20.7% to 560 students during the FY 2018 fourth quarter from the prior-year fourth quarter.

*
Students enrolled in 53,227 credit hours in the FY 2018 fourth quarter, a 13.8% decrease from 61,771 credit hours during the prior-year fourth quarter, primarily due to a 6,126 year-over-year decrease in credit hours enrolled by teach-out students. Similarly, enrollment by total headcount decreased 15.7% from the prior-year fourth quarter, to 5,648 students as of May 31, 2018, as a result of a decrease in continuing education and undergraduate & diploma students. Continuing education enrollment numbers have steadily decreased in recent terms due to the discontinuation of NAU’s workforce development initiative to allow greater focus on other long-term enrollment growth areas. Excluding these students who enrolled in one-off courses, enrollment decreased 14.4% year over year. However, credit hours per student increased to 9.4 in the spring 2018 term, compared to 9.2 in the spring 2017 term.

*
The Company closed on the Henley-Putnam University asset purchase transaction in March 2018 and continues to integrate the curriculum into its D2L platform while working to quickly and seamlessly transition students who were active in their Henley-Putnam coursework into NAU’s system.

*
As previously announced on March 22, 2018, NAU has consolidated several underutilized physical locations into existing operations. NAU recently liquidated two previously closed locations through cash buy-outs (Allen, TX and Tigard, OR), will be liquidating four additional locations through lease terminations (Albuquerque East, NM; Colorado Springs North, CO; Wichita West, KS; and Watertown, SD), and has successfully signed a sub-lease for the Austin South, TX location. The Company continues to utilize remaining locations while actively looking at opportunities to reduce its operating lease obligation. Through regular monthly payments, exercise of early termination options, and buy-outs, the Company was able to reduce its operating lease obligation by $8.0 million during the year ended May 31, 2018, and anticipates continued decreases in operating lease obligation in years to come.

*
FY 2018 fourth quarter total revenue was $19.1 million, compared to $22.1 million in the prior-year fourth quarter. The Company’s total academic segment revenue was $18.2 million in the FY 2018 fourth quarter, compared to $21.9 million in the prior-year fourth quarter.

*
FY 2018 fourth quarter net loss attributable to the Company was $(0.8) million, compared to $(0.9) million in the prior-year fourth quarter, primarily as a result of $3.7 million decrease in operating expenses as a result of the Company’s cost-cutting initiatives aimed at better aligning costs with current enrollment levels and student needs.

*
Earnings before interest, tax, and depreciation and amortization (“EBITDA”) for the FY 2018 fourth quarter increased to $0.5 million, from $0.2 million in the prior-year fourth quarter. The last time the Company achieved positive EBITDA was in the FY 2017 fourth quarter ended May 31, 2017. A table reconciling EBITDA/LBITDA to net loss can be found at the end of this release.

*
FY 2018 annual revenues were $77.2 million, compared to $86.6 million in the prior year. The Company’s total academic segment revenue was $74.8 million, compared to $85.4 million in the prior year.

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*
FY 2018 annual net loss attributable to the Company was $(12.2) million, compared to $(6.3) million in the prior year, primarily as a result of lower revenues, investments in strategic growth initiatives, and $2.3 million in asset impairment charges primarily related to leasehold improvements at certain consolidated locations, partially offset by lower operating expenses. Excluding the $2.3 million in impairment charges, the Company would have reported net loss attributable to the Company of $(9.9) million, versus a loss of $(12.2) million for FY 2018.

*
The May 31, 2018, balance sheet included cash, cash equivalents and investments of $5.3 million, restricted cash of $9.3 million, taxes receivable of $0.1 million, working capital deficit of $0.7 million, long-term debt of $7.2 million, and stockholders’ equity of $17.0 million.

Rapid City, South Dakota, August 15, 2018 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-location institution of higher learning, today reported unaudited financial results for its fiscal 2018 fourth quarter and audited financial results for its fiscal year ended May 31, 2018.

Management Commentary

Ronald L. Shape, Ed.D., President and Chief Executive Officer of the Company, stated, “We were very pleased to close on the Henley-Putnam asset acquisition in the FY 2018 fourth quarter. Following the completion of this transaction, Henley-Putnam University’s distinctive curricula in the areas of intelligence, strategic security, cybersecurity, and counterterrorism studies were integrated into NAU’s Henley-Putnam School of Strategic Security, housed under our College of Military Studies. We worked closely with students who were active in their Henley-Putnam coursework as of the date of closing to smoothly transition them into NAU for the spring 2018 term, and as a direct result, credit hours enrolled under the military category nearly tripled in spring 2018. We are now exploring partnerships with the military and within the private sector, which we believe will accelerate the growth of our military student population. In fact, we saw significant credit hour growth in four of our five operational drivers—undergraduate online, Canada, military, and graduate divisions. The on-ground division continues to be the one area with enrollment declines, and we continue to review additional consolidation efforts to ensure our physical locations are fulfilling a need in a local market. Organic growth of our online operation continues to be a major focus, and we achieved nearly 50% credit hour growth in that area during the spring 2018 term. To continue this positive momentum, we recently brought on a new President of Online Operations Mr. Jerrad Tausz who boasts 20 years of experience in strategic operations and recruitment in the higher education industry. Jerrad comes to NAU after over 15 years of work at Apollo Education Group (which operates the University of Phoenix) where he served as Chief Operating Officer from 2011 to 2016. Having served as a faculty member at the University of Phoenix for several years before working up the leadership chain, we believe Jerrad possesses the skills and firsthand experience to effectively grow NAU’s online operations to its full potential.”

Dr. Shape continued, “As we continue to focus on stabilizing and increasing enrollments, we remain cognizant that our costs should remain in line with current enrollment levels. As such, in early 2018, NAU made the decision to improve and expand upon the online and mobile services we offer to our students given their increasing preference for these communication methods, while consolidating underutilized on-ground operations. We have successfully liquidated some physical locations and are actively working to liquidate the others. In the interim, the University is utilizing remaining locations but, in line with the consolidations, made some additional staffing reductions in the FY 2018 fourth quarter, which will result in approximately $3 million in savings annually. As we move forward, our students remain our first priority. NAU is committed to its non-negotiables of quality academic programming and regulatory compliance, and we believe the work we have done in FY 2018 continues to position our institution for success financially and operationally in FY 2019 and beyond.”

Operating Review

Enrollment Update

Total NAU student enrollment for the spring 2018 term was 5,648 students, compared to 6,703 during the prior spring term. Students enrolled in 53,227 credit hours, compared to 61,771 credit hours during the prior spring term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

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The following is a summary of student enrollment at May 31, 2018, and May 31, 2017, by degree level and by instructional delivery method:

	May 31, 2018 (Spring ’18 Term)		May 31, 2017 (Spring ’17 Term)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	59	1.0%	170	2.5%
Doctoral	111	2.0%	98	1.5%
Graduate	449	8.0%	366	5.5%
Undergraduate & Diploma	5,029	89.0%	6,069	90.5%
Total	5,648	100.0%	6,703	100.0%

	No. of Credits	% of Total	No. of Credits	% of Total
On-Campus	4,686	8.8%	12,209	19.8%
Online	43,319	81.4%	44,191	71.5%
Hybrid	5,222	9.8%	5,372	8.7%
Total	53,227	100.0%	61,771	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: academics, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in and development of multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 4.8% of the Company’s revenue for the fiscal quarter ended May 31, 2018.

Fiscal 2018 Fourth Quarter Financial Results

●
Total revenue for the FY 2018 fourth quarter was $19.1 million, compared to $22.1 million in the prior-year fourth quarter. Of this amount, academic tuition revenue was $17.3 million, compared to $20.7 million in the prior-year fourth quarter, and auxiliary (bookstore) revenue was $1.0 million for the FY 2018 fourth quarter, compared to $1.1 million in the prior-year fourth quarter. This decrease in academic revenue was primarily a result of a decrease in enrollment, which was partially offset by the new NAU Tuition Advantage plan that was approved by NAU’s board of governors in November 2016 and became effective in March 2017.
●
Educational services expense for the FY 2018 fourth quarter decreased to $6.6 million, or 36.2% of total academic segment revenue, from $7.1 million, or 32.3%, in the prior-year fourth quarter. Educational services expense specifically relates to academics and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, faculty reference and support material and related academic costs.

●
SG&A expenses for the FY 2018 fourth quarter decreased to $11.6 million, or 60.3% of total revenue, from $14.4 million, or 65.1%, in the prior-year fourth quarter. The percentage decrease was a direct result of the Company’s cost-cutting initiatives aimed at better aligning costs with current enrollment levels and student needs.

●
Loss before income taxes and non-controlling interest for the FY 2018 fourth quarter improved to $(0.8) million, from $(1.2) million in the prior-year fourth quarter, as a result of decreased operating expenses.

●
Net loss attributable to the Company for the FY 2018 fourth quarter was $(0.8) million, or ($0.04) per diluted share based on 24.3 million shares outstanding, compared to net loss attributable to the Company of $(0.9) million, or ($0.04) per diluted share based on 24.2 million shares outstanding, in the prior-year fourth quarter.

●
EBITDA for the FY 2018 fourth quarter increased to $0.5 million, from $0.2 million in the prior-year fourth quarter. A table reconciling EBITDA/LBITDA to net loss can be found at the end of this release.

●
Adjusted EBITDA for the FY 2018 fourth quarter, which excludes loss on course development impairment, loss on lease termination and acceleration, and loss on impairment and disposition of property and equipment, was $0.9 million, compared to $1.3 million in the prior-year fourth quarter. A table reconciling Adjusted EBITDA/LBITDA to net loss can be found at the end of this release.

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Fiscal 2018 Financial Results

●
Total revenues for FY 2018 were $77.2 million, compared to $86.6 million in the prior year. Of this amount, total academic segment revenue was $74.8 million, compared to $85.4 million in the prior year, as a result of the decrease in enrollment. The Company continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives, while adjusting operation size to be in line with the needs of its student population.

●
NAU’s educational services expense for FY 2018 was $26.1 million, or 35.0% of the total academic segment revenue, compared to $27.7 million, or 32.3%, in the prior year.

●
In FY 2018, SG&A expenses decreased to $56.2 million, or 72.8% of total revenues, compared to $61.6 million, or 71.2%, in the prior year. The percentage increase was primarily a result of fixed costs on a decreasing revenue base and additional expense to launch new programs and transfer programs for closing institutions. Expenses related to growth initiatives such as the College of Military Studies, Canada enrollments, and the new online enrollment center totaled $6.3 million in FY 2018, compared to $1.7 million for the same initiatives in FY 2017.

●
Loss before income taxes and non-controlling interest for FY 2018 was $(12.3) million, compared to $(7.8) million in the prior year, primarily driven by decreased revenues offset by lower SG&A expenses.

●
Net loss attributable to the Company for FY 2018 was $(12.2) million, or $(0.50) per diluted share based on 24.2 million shares outstanding, compared to $(6.3) million, or $(0.26) per diluted share based on 24.2 million shares outstanding, in the prior year.

●
Losses before interest, tax, and depreciation and amortization (“LBITDA”) for FY 2018 were $(6.9) million, compared to LBITDA of $(1.9) million in the prior year. A table reconciling EBITDA/LBITDA to net loss can be found at the end of this release.

●
Adjusted LBITDA for FY 2018, which excludes loss on course development impairment, loss on lease termination and acceleration, and loss on impairment and disposition of property and equipment, was $(4.0) million, compared to Adjusted LBITDA of ($0.8) million in the prior year. A table reconciling Adjusted EBITDA/LBITDA to net loss can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	5/31/2018	5/31/2017	% Change
Cash and Cash Equivalents/Investments $	$5.3*	16.2	(67.0)%
Working Capital (Deficit)	(0.7)	11.2	N/A
Other Long-term Liabilities	2.7	4.0	(33.0)%
Stockholders’ Equity	17.0	29.9	(43.3)%

*Decrease in cash was primarily the result of expenditures related to lease terminations, operating loss, dividends, and the Henley-Putnam University asset purchase transaction.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, August 16, 2018, at 11:00 a.m. ET.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast
The Company will have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://investors.national.edu. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q4-2018.

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About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University, a regionally accredited, proprietary, multi-location institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first location in Rapid City, South Dakota, and has since grown to multiple locations in various states throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenue, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel Carolyne Y. Sohn 415-568-2255 csohn@equityny.com	Adam Prior 212-836-9606 aprior@equityny.com

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NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE MONTHS AND YEAR ENDED MAY 31, 2018 AND 2017
(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2018	2017	2018	2017
REVENUE:
Academic revenue	$17,278	$20,723	$70,885	$80,595
Auxiliary revenue	955	1,133	3,885	4,832
Rental income — apartments	355	287	1,404	1,160
Condominium sales	362	-	817	-
Other real estate income	193	-	193	-
Total revenue	19,143	22,143	77,184	86,587

OPERATING EXPENSES:
Cost of educational services	6,601	7,063	26,146	27,657
Selling, general and administrative	11,550	14,411	56,183	61,639
Auxiliary expense	662	783	2,741	3,477
Cost of condominium sales	282	-	709	-
Loss on course development impairment	-	-	286	-
Loss on lease termination and acceleration	-	285	362	285
Loss on impairment and disposition of property and equipment	473	759	2,258	767
Total operating expenses	19,568	23,301	88,685	93,825
OPERATING INCOME (LOSS)	(425)	(1,158)	(11,501)	(7,238)

OTHER INCOME (EXPENSE):
Interest income	13	25	76	102
Interest expense	(218)	(211)	(846)	(850)
Other (expense) income — net	(167)	126	(72)	209
Total other expense	(372)	(60)	(842)	(539)
LOSS BEFORE INCOME TAXES	(797)	(1,218)	(12,343)	(7,777)
INCOME TAX (EXPENSE) BENEFIT	(36)	296	232	1,550
NET LOSS	(833)	(922)	(12,111)	(6,227)
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(16)	(9)	(50)	(48)

NET LOSS ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	(849)	(931)	(12,161)	(6,275)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on investments, net of tax benefit (expense)	0	0	4	(2)
Income tax benefit related to items of other comprehensive loss
COMPREHENSIVE LOSS ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$(849)	$(931)	$(12,157)	$(6,277)

Basic net loss attributable to National American University Holdings, Inc.	$(0.04)	$(0.04)	$(0.50)	$(0.26)
Diluted net loss attributable to National American University Holdings, Inc.	$(0.04)	$(0.04)	$(0.50)	$(0.26)
Basic weighted average shares outstanding	24,290,404	24,177,979	24,239,888	24,154,541
Diluted weighted average shares outstanding	24,290,404	24,177,979	24,239,888	24,154,541

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NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MAY 31, 2018 AND 2017
(In thousands, except share and per share amounts)
	May 31,	May 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,324	$11,974
Available for sale investments	-	4,183
Student receivables — net of allowance of $587 and $1,195 at May 31, 2018
and May 31, 2017, respectively	2,893	2,895
Other receivables	563	458
Income taxes receivable	105	2,301
Prepaid and other current assets	1,552	1,649
Total current assets	10,437	23,460
Total property and equipment - net	25,228	31,318
OTHER ASSETS:
Restricted certificates of deposit	9,250	-
Condominium inventory	512	621
Land held for future development	414	229
Course development — net of accumulated amortization of $3,577 and $3,322 at
May 31, 2018 and May 31, 2017, respectively	1,841	1,111
Goodwill	363	-
Other intangibles — net of accumulated amortization of $22 and $0 at
May 31, 2018 and May 31, 2017, respectively	207	-
Other	555	853
Total other assets	13,142	2,814
TOTAL	$48,807	$57,592

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$380	$331
Current portion of long-term debt	800	-
Accounts payable	1,991	3,076
Dividends payable	-	1,094
Income taxes payable	70	113
Deferred income	3,758	1,691
Accrued and other liabilities	4,090	5,906
Total current liabilities	11,089	12,211
DEFERRED INCOME TAXES	0	194
OTHER LONG-TERM LIABILITIES	2,688	4,010
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	10,857	11,237
LONG-TERM DEBT, NET OF CURRENT PORTION	7,200	0
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,685,195 issued and 24,344,122 outstanding as of May 31, 2018; 28,557,968 issued and 24,224,924 outstanding as of May 31, 2017)	3	3
Additional paid-in capital	59,305	59,060
Accumulated deficit	(19,873)	(6,622)
Treasury stock, at cost (4,341,073 shares at May 31, 2018 and 4,333,044 shares at May 31, 2017)	(22,496)	(22,481)
Accumulated other comprehensive loss, net of taxes - unrealized loss on available for sale securities	0	(4)
Total National American University Holdings, Inc. stockholders' equity	16,939	29,956
Non-controlling interest	34	(16)
Total stockholders' equity	16,973	29,940
TOTAL	$48,807	$57,592

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The following table provides a reconciliation of net loss attributable to the Company to EBITDA/LBITDA and Adjusted EBITDA/LBITDA:

	Three Months Ended May 31,		Year Ended May 31,
	2018	2017	2018	2017
	(dollars in thousands)
Net Loss attributable to the Company	$(849)	$(931)	$(12,161)	$(6,275)
Income attributable to non-controlling interest	16	9	50	48
Interest Income	(13)	(25)	(76)	(102)
Interest Expense	218	211	846	850
Income Tax (Benefit) Expense	36	(296)	(232)	(1,550)
Depreciation and Amortization	1,065	1,229	4,642	5,086
EBITDA (LBITDA)	$473	$197	$(6,931)	$(1,943)

Loss on course development impairment	-	-	286	-
Loss on lease termination and acceleration	-	285	362	285
Loss on impairment and disposition of property and equipment	473	854	2,258	862
Adjusted EBITDA (LBITDA)	$946	$1,336	$(4,025)	$(796)

EBITDA/LBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA/LBITDA as a measure of operating performance. Adjusted EBITDA/LBITDA consists of EBITDA/LBITDA plus loss on disposition of property. However, neither EBITDA/LBITDA nor Adjusted EBITDA/LBITDA is a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA/LBITDA and Adjusted EBITDA/LBITDA in addition to, and not as alternatives for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA/LBITDA and Adjusted EBITDA/LBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA/LBITDA and Adjusted EBITDA/LBITDA have additional limitations, including that (a) they are not intended to be a measure of free cash flow, as they do not consider certain cash requirements such as tax payments; (b) they do not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA/LBITDA and Adjusted EBITDA/LBITDA do not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA/LBITDA and Adjusted EBITDA/LBITDA to be useful to an investor in evaluating its operating performance because they are widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA/LBITDA and Adjusted EBITDA/LBITDA present meaningful measures of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.